NBC AGREEMENT

MERCHANT MARKETING AND SERVICES AGREEMENT

This Merchant Marketing and Services Agreement (the "Agreement"), dated October, 1 2002, is by and between National Bank of Commerce ("Bank") and Robert C. Cason – Independent Contractor ("IC").

WITNESSETH

WHEREAS, In connection with Bank's membership in the Visa U.S.A., Inc. and MasterCard International Incorporated bank card associations, Bank processes bank card transactions on behalf of certain retail merchants that accept credit and debit cards in payment for customer purchases; and

WHEREAS, IC is engaged in the business of providing bankcard merchant services, including merchant solicitation and related sales and services, to merchants and financial institutions.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements and conditions herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. DEFINITIONS.

1.01. **"ACH"** means the Automated Clearing House maintained by the Federal Reserve System.

1.02. **"Bank Card"** means a credit card or debit card issued by a member of the Card Associations (as defined below) and bearing their respective trade names, trademarks and/or trade symbols.

1.03. **"Business Day"** means any day on which Bank conducts substantially all of its business, excluding Saturdays, Sundays and Bank holidays.

1.04. **"Card Association(s)"** means Visa U.S.A., Inc. or MasterCard International, Inc.

1.05. **"Charge-Back"** means the amount of any previously accepted Bankcard sales Transaction that, in accordance with Card Association Rules, the Bankcard issuer reimburses to the Cardholder's bankcard account and returns to Bank.

1.06. **"Merchant"** means each business or entity solicited by IC, approved by Bank and with which Bank enters into a Merchant Agreement (as defined below) as a result of such solicitation.

1.07. **"Merchant Agreement"** means any agreement in effect by and between Bank and a business or entity that has been solicited by IC under this Agreement.

1.08. **"Merchant Fees"** means the fee charged to Merchant by Bank, as provided in each Merchant Agreement.

1.09. **"Merchant Services"** means the operations, policies and procedures established by Bank for the solicitation, approval, processing, clearing and settlement of bankcard Transactions for Merchants.

1.10. **"Program"** means Bank's business plan for furnishing the Merchant Services to Merchants.

1.11. **"Residual Account"** means a commercial account maintained by IC with Bank in IC's name as described in Section 5 of this Agreement.

1.12. **"Transaction"** means each sale of, or credit for, merchandise or Services of a Merchant for which a customer makes payment through the use of a bankcard.

2. AGREEMENT.

2.1. IC agrees to actively, and through the use of all reasonable efforts, market the Program to prospective Merchants and to provide other Program-related Services to the Merchants on behalf of Bank, as provided in this Agreement.

3. OBLIGATIONS OF IC.

3.1. Merchant Accounts. IC will use its best efforts to solicit prospective Merchants to become Merchants under the Program and to promote on-going Merchant participation in the Program. IC shall submit all marketing materials and all marketing strategies it plans to use for such solicitations to Bank for prior approval, which shall not be unreasonably withheld. All such prospective Merchants' acceptance into the Program shall be subject to approval by Bank in accordance with the Program's underwriting criteria.

3.2. Merchant Services. IC shall obtain all information and complete all documents required by Bank for each prospective Merchant, including the negotiation and execution by each Merchant of a Merchant Sales Agreement acceptable to Bank. After submission to and acceptance by Bank of all such required information and documents, Bank shall notify IC whether or not each prospective Merchant has been accepted to participate in the Program. Within __10__ days of IC's receipt of notice that Bank has accepted a prospective Merchant to participate in the Program, IC shall provide the Merchant with point-of-sale access, including set-up and maintenance of electronic terminal hardware and other equipment at each Merchant location, to an authorization and data capture network that is connected to the Card Association's interchange networks. IC shall provide customer service to each Merchant, including training, supplies, Program information and other Services relating to the Program.

3.3. Card Association Compliance. IC understands and agrees to comply with all applicable rules and regulations of the Card Associations, particularly those applicable to IC's. IC further agrees to comply with all federal, state and local laws and regulations governing the transactions contemplated in this Agreement.

4. OBLIGATIONS OF BANK.

4.1. Accounting Functions. Bank shall perform financial and accounting functions relating to the clearing and settlement of bankcard transactions and other Services provided under this Agreement. Such functions include, but are not limited to, disbursement of Merchants' funds via ACH, collecting Merchant Fees and crediting IC's Residual Account for its portion thereof, payment of card Associations' fees and assessments, and payment of any Service Provider charges.

4.4. Documents; Access to Data. Bank shall provide IC with all documents and other materials necessary or appropriate for a Merchant's participation in the Program. Bank shall ensure that IC has access to all documentation necessary for IC to perform its obligations under this Agreement.

4.5. Dispute Notification. Bank shall promptly inform IC of (I) any Merchant inquiries or disputes concerning Services provided by IC or its service Providers, or (II) of any communication between Bank or the Card Associations relating to such Services.

4.6. Personnel. During the term of this Agreement, Bank shall maintain sufficient personnel to perform the Services contemplated under this Agreement on a timely basis.

4.7. Training. Bank shall provide IC and IC's employees with training in Bank's underwriting standards.

4.8. Reports. Bank shall provide IC a monthly report containing an accounting summary of bankcard activities of the Merchants during the previous month.

5. ESTABLISHMENT AND OPERATION OF ACCOUNTS.

Prior to the implementation of this Agreement, IC shall establish the Residual Account(s), which shall consist of one or more commercial checking accounts at Bank in the name of IC, for settlement of residuals and percentage of charge-backs, if any, and to hold funds representing any reserve required by Bank.

6. MERCHANT FEES.

With respect to each Merchant Agreement presented or assigned by IC to Bank and accepted by Bank under the terms of this Agreement, Bank shall charge each Merchant a Merchant Fee equal to a fixed percentage of the total dollar amount of the Merchant's daily Transactions, plus other applicable fees, in accordance with the Merchant Agreement. Bank shall collect the Merchant Fees from each Merchant, and shall credit IC's Residual Account with the total amount of Merchant Fees collected, after deducting the per-transaction and applicable one-time and per-occurrence fees indicated on Schedule A. IC's portion of the Merchant Fee shall be calculated and credited to the Residual Account within _10___ Business Days following the close of business each calendar month.

7. TERM

7.1. This Agreement shall have an initial term of five (5) years from the effective date hereof and shall automatically renew for successive one (1) year terms unless either party gives the other party prior written notice of non-renewal at least ninety (90) days prior to the end of the initial term or any renewal term.

7.2. Notwithstanding the foregoing, this Agreement may be terminated as follows:

(a) By Bank, with sixty (60) days prior written notice, to IC upon a material breach by IC of any Card Association rule or regulation with respect to the Program or this Agreement;

(b) By Bank, with ninety (90) days prior written notice, upon the occurrence of either of the following:

(I) Termination of Bank's status as a licensed processing bank by either Card Association; or

(II) Termination of the Program by Bank.

(c) By either party, automatically, if the other party ceases to conduct business in the ordinary course, admits its insolvency, or becomes a party to any judicial or administrative proceeding in bankruptcy, receivership or reorganization.

(d) By either party, immediately, if the other party fails to correct a material breach of this Agreement within thirty (30) days of receipt by the breaching party of written notice from the non-breaching party specifying the nature of the breach.

8. **RIGHTS UPON TERMINATION.**

8.1. The rights and responsibilities of the parties hereto with respect to Transactions entered into prior to termination shall not be affected by the termination of this Agreement. The parties hereto agree to cooperate with each other following termination to ensure an orderly transition for any Merchants that are to receive Merchant Services from another Card Association member following termination.

8.2. Upon termination, per 7.2b, Bank will assign Agreement and Merchant Agreements to another Card Association member as directed by IC.

9. **Miscellaneous.**

9.01. Expenses. Both parties agree to be responsible for their own respective expenses associated with the transactions contemplated under this Agreement.

9.02. Assignment.

(a) Bank may assign this Agreement to any entity that controls, is controlled by or under common control with Bank or any entity into which Bank is merged or consolidated.

(b) IC may assign agreement, excluding bank-generated accounts.

9.03. Waivers. Either party may waive any of the provisions set forth herein by doing so in writing by a duly authorized representative.

9.04. First Right of Refusal. Bank reserves the right to exercise a purchase option, in the event of a portfolio sale, at terms equal to or greater than the sales price. Bank may exercise its Right of First Refusal by giving written notice to IC within thirty (30) days. If bank fails to exercise the purchase option within 30 days, IC may sell the merchant portfolio and total revenue stream, excluding bank-generated accounts, 60 days from date of first notice.

9.05. Merchant Liability. Bank and IC will share liability based on the agreed split of 75%IC/25%bank (80/20 starting 1/01/04) in the event of losses incurred from merchant activity, on agreements submitted by IC.

9.06. Notices. Any notice under this Agreement shall be in writing and delivered personally, by facsimile transmission or by registered or certified mail, postage prepared, as follows:

(a) If to Bank:

Andy Roberts
President & CEO
TransPlatinum Service Corp
5042 Linbar Drive
Nashville, TN 37211, and

Tom W. Scott
President
National Bank of Commerce
One Commerce Square
Memphis, TN 38150.

(b) If to IC:

Robert C. Cason
5439 Legacy Trail
Douglasville, GA 30135

9.07. Entire Agreement. This Agreement supersedes any and all oral or written agreements and contains the entire agreement of the parties relating to this matter. This Agreement may only be amended by a written agreement signed by all of the parties hereto.

9.08. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia applicable to agreements made and entirely to be performed within such state but in accordance with any applicable federal laws and regulations.

9.09. Severability. Should any provision in this Agreement be held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions hereof shall not be affected or impaired thereby.

9.10. Counterparts. This Agreement may be executed in two or more counterparts, each of which taken together shall constitute one instrument.

9.11. Creditors' Rights. The enforceability of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws effecting the enforcement of creditors' rights generally.

9.12. Binding Effect. This Agreement shall inure to the benefit of and be binding upon Transplatinum and NBC and their respective successors and assigns.

9.13. No Delay or Waiver. Neither any delay on the part of a party in exercising any right hereunder, nor any failure to exercise the same shall operate as a waiver of such right; nor in any event shall any modification or waiver of the provisions hereof be effective unless in writing signed by the party granting the waiver; nor shall any such waiver be applicable except in the specific instance for which it is given.

9.14. Exhibits. All of the Exhibits to this Agreement are hereby incorporated into and made a part of this Agreement as if set forth fully herein.

9.15. Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement.

9.16. Further Assurances. The parties agree that upon request, they shall do such further acts and deeds, and shall execute, acknowledge, deliver and record such other documents and instruments, as may be reasonably necessary from time to time to evidence, confirm or carry out the intent and purposes of this Agreement.

9.17. Arbitration. Any and all disputes or disagreements arising between the parties pertaining to or relating in any manner to this Agreement, including any breach of this Agreement, are to be decided by arbitration in accordance with the rules of the American Arbitration Association. The parties agree to be bound by the majority decision of the arbitrators. The arbitration proceeding shall take place in Memphis, Tennessee, unless another location is mutually agreed to by the parties. Three arbitrators shall be selected for the arbitration panel. One arbitrator shall be selected by each party. The third arbitrator shall be selected by the arbitrators named by each party. The costs and expenses of the third arbitrator shall be shared equally by the parties. Each party shall be responsible for its own costs and expenses in arbitrating the dispute. The award of the arbitrators shall be final and a judgment on the award may be entered in any court having jurisdiction. This provision shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

BANK:
NATIONAL BANK OF COMMERCE

By: [signature]
Name: Andy Roberts
Title: President/CEO TransPlatinum

IC:
ROBERT C. CASON

By: [signature]
Name: Robert C. Cason